UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)


                                  Danzer Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    23700P109
                           --------------------------
                                 (CUSIP Number)

                                       13G
CUSIP No.  23700P109
------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON               S.S. OR I.R.S. IDENTIFICATION NO.


        Renaissance Capital Partners, Ltd.                           75-2296301
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      [  ]
         (b)      [  ]
-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
            Texas
------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
-------------------------------------------------------------------------------
5.       SOLE VOTING POWER
            None
-------------------------------------------------------------------------------
6.       SHARED VOTING POWER
            None
-------------------------------------------------------------------------------
7.       SOLE DISPOSITIVE POWER
            None
-------------------------------------------------------------------------------
8.       SHARED DISPOSITIVE POWER
            None
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            Not applicable
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            None
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
            IV
-------------------------------------------------------------------------------

ITEM 1.
         (a)  Name of Issuer.
                  Danzer Corp.                                       ("Company")

         (b)  Address of Issuer's principal Executive Offices
                  17500 York Road
                  Hagerstown, MD   21740-7599

ITEM 2.

         (a)  Name of Person Filing
                  Renaissance Capital Partners, Ltd.                   ("Filer")

         (b) Address of principal Business Office or, if none, Residence 8080 North Central Expwy., Suite 210, LB 59
                  Dallas, TX 75206-1857

         (c)  Citizenship
                  Texas

         (d)  Title of Class of Securities
                  Common Stock

         (e)  CUSIP Number
                  759922107

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) ______        Broker  or Dealer  registered under Section 15 of the
                           Act

         (b) ______        Bank as defined in section 3(a)(6) of the Act

         (c) ______        Insurance Company  as defined in  section 3(a)(19) of
                           the Act

         (d)     X         Investment  Company registered under section 8 of the
                           Investment Company Act

         (e) ______        Investment  Adviser  registered under  section 203 of
                           the Investment Advisers Act of 1940

         (f) ______        Employee  Benefit Plan, Pension Fund which is subject
                           to the provisions  of the  Employee Retirement Income
                           Security Act of 1974 or Endowment  Fund;  see Section
                           240.13d-1(b)(1)(ii)(F)

         (g) ______        Parent Holding Company, in  accordance  with  section
                           240.13d-1(b)(ii)(G)(Note: See Item 7)

         (h) ______        Group, in accordance with section 240.13d-1(b)(1)(ii)
                           (H)

ITEM 4.       Ownership.

         (a)  Amount Beneficially Owned:
         As of June 1, 2001, the Filer owned 11,719,110 shares of the Company's common stock. On June 21, 2001, the filer caused all of the Company's shares of common stock to be distributed to the Company's limited partners.

         (b)  Percent of Class   None

         (c)  Number of shares as to which such person has:

              (i        sole power to vote or to direct the vote:
                                None
              (ii)      shared power to vote or to direct the vote:
                                None
              (iii)     sole power to dispose or to direct the disposition of:
                                None
              (iv)      shared power to dispose or to direct the disposition of:
                                None

ITEM 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:    [X]

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person.

                        Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                        Not applicable.

ITEM 8.       Identification and Classification of Members of the Group.

                        Not applicable.

ITEM 9.       Notice of Dissolution of Group.

                        Not applicable.

ITEM 10.      Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:         June 27, 2000    /S/
                               Signature
                               Renaissance Capital Partners, Ltd.
                           By: Renaissance Capital Group, Inc., Managing General
                               Partner, Russell Cleveland, President
                               -------------------------------------------
                               Name and Title